Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

GS Finance Corp. $3,750,000 Index-Linked Notes due 2026 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (April 24, 2026) is based on the lesser performing of the MSCI Emerging Markets Value Index and the MSCI Japan Value Index (JPY) as measured from the trade date (April 21, 2021) to and including the determination date (April 21, 2026).

If the final level of each index on the determination date is greater than or equal to its initial level (220.02 with respect to the MSCI Emerging Markets Value Index and 1,561.32 with respect to the MSCI Japan Value Index (JPY)), the return on your notes will be positive or zero and will equal the participation rate of 2 times the index return of the lesser performing index.

If the final level of any index is less than its initial level, but the final level of each index is greater than or equal to 60% of its initial level, you will receive the face amount of your notes.

If the final level of any index is less than 60% of its initial level, the return on your notes will be negative.

The amount that you will be paid on your notes at maturity is based on the performance of the index with the lowest index return. The index return for each index is the percentage increase or decrease in the final level of such index from its initial level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●

if the index return of each index is greater than or equal to 0% (the final level of each index is greater than or equal to its initial level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the lesser performing index return;

●

if the index return of any index is less than 0%, but the index return of each index is greater than or equal to -40% (the final level of any index is less than its initial level but the final level of each index is greater than or equal to 60% of its initial level), $1,000; or

●

if the index return of any index is less than -40% (the final level of any index is less than 60% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing index return times (b) $1,000. You will receive less than 60% of the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $982 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	April 26, 2021	Original issue price:	100% of the face amount
Underwriting discount:	0.35% of the face amount*	Net proceeds to the issuer:	99.65% of the face amount

* See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-52 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 2,209 dated April 21, 2021.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $982 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $18 per $1,000 face amount).

Prior to April 21, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through April 20, 2023). On and after April 21, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•General terms supplement no. 2,012 dated March 22, 2021

•Prospectus supplement dated March 22, 2021

•Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by a master global note.

TERMS AND CONDITIONS

(Terms From Pricing Supplement No. 2,209 Incorporated Into Master Note No. 2)

These terms and conditions relate to pricing supplement no. 2,209 dated April 21, 2021 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Index-Linked Notes due 2026 and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master note no. 2, dated July 1, 2020. References herein to “this note” shall be deemed to refer to “this security” in such master note no. 2, dated July 1, 2020. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master note no. 2, dated July 1, 2020. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master note no. 2, dated July 1, 2020, unless the context otherwise requires.

CUSIP / ISIN: 40057FY73 / US40057FY738

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the MSCI Emerging Markets Value Index (current Bloomberg symbol: "MVUEEGF Index"), or any successor underlier, and the MSCI Japan Value Index (JPY) (current Bloomberg symbol: "M9JP000V Index"), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $3,750,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●

if the final underlier level of each underlier is greater than or equal to its initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the lesser performing underlier return;

●	if the final underlier level of any underlier is less than its initial underlier level but the final underlier level of each underlier is greater than or equal to its trigger buffer level, $1,000; or
●	if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return

Initial underlier level: 220.02 with respect to the MSCI Emerging Markets Value Index and 1,561.32 with respect to the MSCI Japan Value Index (JPY)

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “—Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Upside participation rate: 200%

Lesser performing underlier return: the underlier return of the lesser performing underlier

Lesser performing underlier: the underlier with the lowest underlier return

Trigger buffer level: for each underlier, 60% of its initial underlier level

Trade date: April 21, 2021

Original issue date: April 26, 2021

Determination date: April 21, 2026, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In the event the originally scheduled determination date is a non-trading day with respect to any underlier, the determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the determination date.

Stated maturity date: April 24, 2026, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day.  The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: on any trading day, with respect to an underlier, the closing level of such underlier or any successor underlier reported by Bloomberg Financial Services, or any successor reporting service the company may select, on such trading day for that underlier (as of the trade date, whereas the underlier sponsor of the MSCI Emerging Markets Value Index and the underlier sponsor of the MSCI Japan Value Index (JPY) publishes the official closing level of its respective underlier to six decimal places, Bloomberg Financial Services reports the closing level of each underlier to fewer decimal places)

Constituent index: with respect to the MSCI Emerging Markets Value Index, any of the component country indices comprising the MSCI Emerging Markets Value Index

Trading day: (i) with respect to the MSCI Emerging Markets Value Index, a day on which such underlier is calculated and published by the underlier sponsor and (ii) with respect to the MSCI Japan Value Index (JPY), a day on which the respective principal securities markets for all of its underlier stocks are open for trading, the underlier sponsor is open for business and such underlier is calculated and published by the underlier sponsor

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier sponsor: with respect to an underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any underlier sponsor or any affiliate thereof and no underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Underlier stocks: with respect to an underlier, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

●

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of such underlier or any constituent index of such underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier, to any constituent index of such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier or any constituent index of such underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

underlier stocks constituting 20% or more, by weight, of such underlier or any constituent index of such underlier, or option or futures contracts, if available, relating to such underlier or any constituent index of such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier or any constituent index of such underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to such underlier or any constituent index of such underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to such underlier or any constituent index of such underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to such underlier or any constituent index of such underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any other unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above. If the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed determination date. If the determination date is postponed due to a market disruption event with respect to any underlier, the final underlier level with respect to the determination date will be calculated based on (i) for any underlier that is not affected by a market disruption event on the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed determination date with respect to such underlier as to which a market disruption event continues through the last possible postponed determination date. As a result, this could result in the final underlier level on the determination date of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: If an underlier sponsor discontinues publication of an underlier and such underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the publication of an underlier is discontinued and there is no successor underlier, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that (i) an underlier, the underlier stocks comprising such underlier or any constituent index of such underlier or the method of calculating such underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of such underlier, the constituent indices of such underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the cash settlement amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underliers.

Overdue principal rate: the effective Federal Funds rate

LIMITED EVENTS OF DEFAULT

The only events of default for the notes are (i) payment defaults that continue for a 30 day-grace period and (ii) certain insolvency events. No other breach or default under our senior debt indenture or the notes will result in an event of default for the notes or permit the trustee or holders to accelerate the maturity of the notes - that is, they will not be entitled to declare the face or principal amount of any notes to be immediately due and payable. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements” and “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Securities Issued Under the 2008 GSFC Indenture” in the accompanying prospectus for further details.

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underliers on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes or what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS- 12 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	200%
Trigger buffer level	with respect to each underlier, 60% of its initial underlier level
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the underlier stocks or the method by which the applicable underlier sponsor calculates any underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-18. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

Hypothetical Final Underlier Level of the Lesser Performing Underlier (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount at Maturity (as Percentage of Face Amount)
200.000%	300.000%
175.000%	250.000%
150.000%	200.000%
125.000%	150.000%
100.000%	100.000%
89.000%	100.000%
80.000%	100.000%
60.000%	100.000%
59.999%	59.999%
55.000%	55.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level of the lesser performing underlier were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels of the lesser performing underlier are expressed as percentages of its initial underlier level. The chart shows that any hypothetical final underlier level of the lesser performing underlier of less than 60.000% (the section left of the 60.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

200%
150%
100%
50%
0%
Hypothetical Cash Settlement Amount as % of Face Amount
Underlier Performance
Note Performance
0%
50%
60%
100%
150%
200%
Hypothetical Final Underlier Level as % of Initial Underlier Level

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-13.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier levels or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier levels determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,012. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 2,012. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,012.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels to their closing levels on the determination date. If the final underlier level of any underlier is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the lesser performing underlier return. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount Payable on Your Notes Is Not Linked to the Levels of the Underliers at Any Time Other than the Determination Date

The final underlier level of each underlier will be based on the closing level of such underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of one underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop.  Although the actual closing levels of the underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the underliers on the determination date, you will not benefit from the closing levels of the underliers at any time other than on the determination date.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

The cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier. This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier

If the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the lesser performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlier.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may  be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●	the levels of the underliers;
●	the volatility - i.e., the frequency and magnitude of changes - in the closing levels of the underliers;
●	the dividend rates of the underlier stocks;
●

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier or underliers;

●	interest rates and yield rates in the market;
●	the time remaining until your notes mature; and
●

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underliers

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to the MSCI Emerging Markets Value Index, which is comprised of stocks traded in the equity markets of emerging market countries, and, in part, to the MSCI Japan Value Index (JPY), which is comprised of stocks from a foreign securities market. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The countries whose markets are represented by the MSCI Emerging Markets Value Index include component securities from 27 emerging market countries, which include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, pursuant to recent executive orders issued by the United States Government, United States persons are prohibited from engaging in transactions in, or possessing, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlier stocks that are currently included in an underlier or that in the future are included in an underlier, such underlier stocks may be removed from an underlier. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your investment in the notes. Similarly, if underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlier stocks from an underlier could result in the loss of a significant portion or all of your investment in the notes, including if you are forced to divest the notes at a time when the value of the notes has declined.

Additional Risks Related to the MSCI Emerging Markets Value Index

There Is No Guarantee That the Index Methodology Will Be Successful

The MSCI Emerging Markets Value Index is designed to track the large- and mid-capitalization segment across 27 emerging markets countries and is predominantly comprised of value stocks, meaning stocks issued by companies thought to be undervalued by the market relative to comparable companies. There is no guarantee that the MSCI Emerging Markets Value Index will outperform any other index or strategy that tracks the large- and mid-capitalization segment across 27 emerging markets countries using other criteria. Companies that are considered to be value oriented may have lower growth potential than other securities, which may cause the level of the MSCI Emerging Markets Value Index to decrease over the term of the notes. Accordingly, the investment strategy represented by the MSCI Emerging Markets Value Index may not be successful, and your investment in the notes may result in a loss. An investment in the notes may also underperform an investment linked to the MSCI Emerging Markets Index as a whole.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

Because the MSCI Emerging Markets Value Index is a U.S. dollar denominated underlier whose underlier stock prices are converted by the underlier sponsor into U.S. dollars for purposes of calculating the level of the MSCI Emerging Markets Value Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MSCI Emerging Markets Value Index which are converted in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI Emerging Markets Value Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall underlier. If, taking into account such weighting, the dollar strengthens against the component currencies, the level of the MSCI Emerging Markets Value Index will be adversely affected and the amount payable on the notes may be reduced.

Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Additional Risks Related to the MSCI Japan Value Index (JPY)

There Is No Guarantee That the Index Methodology Will Be Successful

The MSCI Japan Index (JPY) is designed to track the large- and mid-capitalization segment of Japanese securities exhibiting overall value style characteristics, meaning stocks issued by companies thought to be undervalued by the market relative to comparable companies. There is no guarantee that the MSCI Japan Index (JPY) will outperform any other index or strategy that tracks the large- and mid-capitalization segment of Japanese securities exhibiting overall value style characteristics using other criteria. Companies that are considered to be value oriented may have lower growth potential than other securities, which may cause the level of the MSCI Japan Index (JPY) to decrease over the term of the notes. Accordingly, the investment strategy represented by the MSCI Japan Index (JPY) may not be successful, and your investment in the notes may result in a loss. An investment in the notes may also underperform an investment linked to the MSCI Japan Index (JPY) as a whole.

Your Notes Are Linked to the MSCI Japan Value Index (JPY), Which Is Comprised of Underlier Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The value of your notes is linked, in part, to the MSCI Japan Value Index (JPY) whose underlier stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate. The amount payable will be based solely upon the overall change in the level of the MSCI Japan Value Index (JPY). Changes in foreign currency exchange rates, however, may reflect changes in the economy of Japan that, in turn, may affect the level of the MSCI Japan Value Index (JPY).

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIERS

MSCI Emerging Markets Value Index

The MSCI Emerging Markets Value Index (the “index”):

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer; and
•

is sponsored, calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Emerging Markets Value Index captures large and mid cap securities exhibiting overall value style characteristics across 27 emerging markets countries. The value investment style characteristics for index construction are defined using three variables: (i) book value to price ratio, (ii) 12-month forward earnings to price ratio, and (iii) dividend yield. The index is a subset of the MSCI Emerging Markets Index and is constructed from the constituents of the MSCI Emerging Markets Index on a country-by-country basis. Therefore, common index attributes such as free float estimation, number of shares and industry classification are identical for constituents of the index and the MSCI Emerging Markets Index. Consequently, changes in the MSCI Emerging Markets Index will have an impact on the index. Changes include additions, deletions, changes in foreign inclusion factors (“FIFs”), updates in number of shares and changes in industry classification. The MSCI Emerging Markets Value Index is calculated in U.S. dollars on a price return basis. As of April 21, 2021, the MSCI Emerging Markets Value Index had 1,017 constituents. Additional information about the MSCI Emerging Markets Value Index is available on the following website: msci.com/index-methodology. Daily closing level information for the MSCI Emerging Markets Value Index is available on the following website: msci.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Top Ten Constituent Stocks by Weight as of April 21, 2021

Stock	Percentage (%)*
SAMSUNG ELECTRONICS CO	4.37%
CHINA CONSTRUCTION BK H	1.99%
PING AN INSURANCE H	1.69%
INFOSYS	1.52%
BAIDU ADR CN	1.43%
SAMSUNG ELECTRONICS PREF	1.37%
HOUSING DEV FINANCE CORP	1.36%
HON HAI PRECISION IND CO	1.32%
MEITUAN B	1.14%
VALE SA	1.14%

*Information on constituent stocks is available at msci.com/documents/

MSCI Emerging Markets Value Index Stock Weighting by Sector as of April 21, 2021

Sectorǂ	Percentage (%)*
Communication Services	7.25%
Consumer Discretionary	11.49%
Consumer Staples	5.81%
Energy	5.38%
Financials	28.88%
Health Care	3.17%
Industrials	5.39%
Information Technology	16.87%
Materials	9.49%
Real Estate	3.46%
Utilities	2.79%

ǂ Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

*Information provided by MSCI.  Percentages may not sum to 100% due to rounding.

MSCI Emerging Markets Value Index Stock Weighting by Country as of April 21, 2021

Emerging Market Country:	Percentage (%)*
Argentina	0.10%
Brazil	4.82%
Chile	0.58%
China	37.15%
Colombia	0.16%
Czech Republic	0.11%
Egypt	0.07%
Greece	0.10%
Hungary	0.17%
India	9.99%
Indonesia	1.20%
Korea, Republic Of	13.69%
Kuwait	0.47%
Malaysia	1.61%
Mexico	2.02%
Pakistan	0.02%
Peru	0.21%
Philippines	0.64%
Poland	0.80%
Qatar	0.68%
Russian Federation	3.26%
Saudi Arabia	2.84%
South Africa	4.18%
Taiwan, Province Of China	12.44%
Thailand	1.82%
Turkey	0.29%
United Arab Emirates	0.59%

*Information provided by MSCI. Percentages may not sum to 100% due to rounding.

Construction of the MSCI Emerging Markets Value Index

Defining the Value and Growth Investment Styles

The MSCI Emerging Markets Value Index is a subset of the MSCI Emerging Markets Index and is constructed from the constituents of the MSCI Emerging Markets Index on a country-by-country basis. For more information about the MSCI Emerging Markets Index, see “MSCI Emerging Markets Index” below.

In constructing the MSCI Emerging Markets Value Index, MSCI adopted a two-dimensional framework for style segmentation in which value and growth securities are categorized using different attributes. In addition, multiple factors are used to identify value and growth characteristics.

The value investment style characteristics for index construction are defined using three variables: (i) book value to price ratio, (ii) 12-month forward earnings to price ratio, and (iii) dividend yield (collectively, the “value variables”).

The growth investment style characteristics for index construction are defined using five variables: (i) long-term forward earnings per share (“EPS”) growth rate, (ii) short-term forward EPS growth rate, (iii) current internal growth rate, (iv) long-term historical EPS growth trend, and (v) long-term historical sales per share (“SPS”) growth trend (collectively, the “growth variables”, and together with the value variables, the “style variables”).

Index Design

The objective of the MSCI style index methodology is to divide constituents of the MSCI Emerging Markets Index into the MSCI Emerging Markets Value Index and the MSCI Emerging Markets Growth Index, each targeting 50% of the free float-adjusted market capitalization of the parent index (in this case, the MSCI Emerging Markets Index). When the MSCI Emerging Markets Value Index and the MSCI Emerging Markets Growth Index are combined together, the market capitalization of each constituent of the MSCI Emerging Markets Index should be fully represented by the combination of the MSCI Emerging Markets Value Index and the MSCI Emerging Markets Growth Index and, at the same time, should not be “double-counted”. One security may, however, be represented in both the MSCI Emerging Markets Value Index and the MSCI Emerging Markets Growth Index at a partial weight.

Universe and Approach for Style Segmentation

The style index methodology is applied to the MSCI Emerging Markets Index on a market by market basis. In defining markets, MSCI adopts a country approach in conducting the style segmentation of the value and growth indices. The MSCI Emerging Markets Value Index and MSCI Emerging Markets Growth Index are created by aggregating the value and growth segments of the MSCI Emerging Markets Index. The value and growth style classification and allocation is applied at the security level rather than at the company level.

Construction of the MSCI Emerging Markets Value Index and the MSCI Emerging Markets Growth Index

In order to achieve the index design objective, MSCI allocates securities in each country index that comprises the MSCI Emerging Markets Index and their free float-adjusted market capitalizations to the value and growth versions of the applicable country index, during the semi-annual style index reviews that take place each May and November.

MSCI’s construction of the value and growth indices for each country index involves the following five steps:

1.	Determining the values of the style variables used to specify value and growth characteristics for each security;
2.	Calculating the z-scores of each style variable for each security;
3.	Aggregating the style z-scores for each security to determine the security’s overall style characteristics;
4.	Assigning initial style inclusion factors for each security; and
5.	Achieving the 50% free float-adjusted market capitalization target by allocating securities to the value and growth indices after applying buffer rules.

1. Determining the Values of the Style Variables Used to Specify Value and Growth Characteristics for Each Security

The MSCI Emerging Markets Value Index and the MSCI Emerging Markets Growth Index construction process begins by determining the style variables used to specify value and growth characteristics (described above).

For the growth variables, all securities of the same company have the same variable values for each of the five growth variables unless there is a difference in dividend payout, which will result in a difference in the current internal growth rate.

No long-term historical SPS growth trend is calculated for securities classified in the banks and diversified financials industry groups, other than securities classified in the multi-sector holdings and financial exchanges & data sub-industries, under the Global Industry Classification Standard (“GICS”).

2. Calculating the Z-Scores of Each Style Variable for Each Security

After computing the eight style variable values for each security, each of the values are standardized within each country index and assigned a z-score. Computing a z-score is a widely used method of standardizing a variable in order to combine it with other variables that may have a different unit of measurement or a different scale. Because it has a mean value of zero and a standard deviation of 1, the value of a z-score shows how many standard deviations a given value lies from the mean.

As part of the standardization process, outlier style variable values are winsorized (generally speaking, winsorization is a process to limit the impact of extreme values) to ensure that the market average values used to standardize the style variables are less affected by extreme values. To do this, for a given style variable, the values for all securities are first ranked in ascending order within each country index comprising the MSCI Emerging Markets Index. Missing values are excluded from the ranking. Then, for values that lie in the bottom 5th percentile rank or in the top 95th percentile rank, their value is set equal to the value of the 5th percentile ranked or 95th percentile ranked security, as applicable. This process is repeated for each of the eight style variables.

After winsorizing all eight style variables for each country index comprising the MSCI Emerging Markets Index, the z-score for each of the eight style variables for each security can be calculated using the free float-adjusted market capitalization weighted market mean and standard deviation of the relevant variable within the applicable country index.

The z-score for a given style variable equals (i) the winsorized style variable for a given security minus the free float-adjusted market capitalization weighted market mean using the winsorized style variables in the applicable country index comprising the MSCI Emerging Markets Index divided by (ii) the free float-adjusted market capitalization weighted market standard deviation using the winsorized style variables in the applicable country index comprising the MSCI Emerging Markets Index.

3. Aggregating the Style Z-Scores for Each Security to Determine the Security’s Overall Style Characteristics

After standardizing each of the eight style variable values for each security, MSCI calculates a value z-score and a growth z-score for each security in the MSCI Emerging Markets Index. Value z-scores are computed by averaging the three value variable z-scores while growth z-scores are calculated by averaging the five growth variable z-scores (for the calculation of the growth z-score, the z-score for long-term forward EPS growth rate is given a double weight, as described below). The value z-score and the growth z-score of a security define its overall style characteristics and its positioning within the value and growth style space.

Calculating the Value Z-Score

To compute a value z-score, an equally weighted average of the three value variables’ z-scores is calculated. Only available variable z-scores are used and missing variable z-scores are excluded from the calculation.

Calculating the Growth Z-Score

For the calculation of the growth z-score, the z-score for long-term forward EPS growth rate is given a double weight, as it is the most systematically associated with the concept of growth and it captures growth style attributes relatively more effectively than other variables. When computing the growth z-score, missing variable z-scores are excluded from the calculation.

Identifying the Overall Style Characteristics

Using the style variables, value z-scores and growth z-scores are calculated and used to determine the overall style characteristics of each security in the MSCI Emerging Markets Index. In the two-dimensional framework, non-value does not necessarily mean growth, and vice versa. Additionally, some securities can exhibit both value and growth characteristics, while others may exhibit neither.

Hence, under the two-dimensional framework for style segmentation, a security can have the following four style characteristics:

1.	A security with a positive value z-score and a negative or zero growth z-score is situated in the value (and non-growth) quadrant as it exhibits clear value characteristics;

2.	A security with a negative or zero value z-score and a positive growth z-score is situated in the growth (and non-value) quadrant as it exhibits clear growth characteristics;

3.	A security with a positive value z-score and a positive growth z-score is situated in the value and growth quadrant as it exhibits both value and growth characteristics; and

4.

A security with a negative or zero value z-score and a negative or zero growth z-score is situated in the non-value and non-growth quadrant as it exhibits both non-value and non-growth characteristics.

Value Z-Score	Growth Z-Score	Style Characteristics
Positive	Negative or Zero	Value
Negative or Zero	Positive	Growth
Positive	Positive	Both Value and Growth
Negative or Zero	Negative or Zero	Neither Value nor Growth

4. Assigning Initial Style Inclusion Factors for Each Security

Based on the overall style characteristics, securities are assigned initial style inclusion factors. At this time, securities that exhibit both value and growth or neither value nor growth characteristics are also adjusted for dominant style.

Each security has two style inclusion factors, one for value, defined as the value inclusion factor (“VIF”), and the other for growth, defined as the growth inclusion factor (“GIF”), and they represent the proportion of a security’s free float-adjusted market capitalization that should be allocated to the value and/or growth indices. The sum of the VIF and the GIF is always equal to one. There are five possible values for the style inclusion factors: 1, 0.65, 0.5, 0.35 and 0.

For securities with style characteristics of both value and growth or neither value nor growth, their initial VIF and GIF can range between 0 and 1, depending on the contribution of the value (or non-growth, if the growth z-score is negative) and growth (or non-value, if the value z-score is negative) z-scores to the distance of a security from the origin.

The contribution of each style z-score to the distance from the origin is calculated as follows:

For securities where a style contribution of a positive style z-score (a negative style z-score) is at least 80% (less than 20%), that style is deemed to clearly dominate the other style. Such securities are allocated with an initial VIF or GIF of 1, depending on whether value (non-growth) or growth (non-value) contributed at least 80% (less than 20%) to the distance respectively. This is represented by the 80/20 line (20/80) in the below graph, which corresponds to the value z-score (growth z-score) representing twice the growth z-score (value z-score), i.e., representing a contribution of 80% of the total distance from the origin. Otherwise, if a style contribution ranges between more than 20% and less than 80%, the VIF and GIF are determined using the table below.

Value
80/20
60/40
40/60
20/80
Value and Growth - Partial Allocation
Value - Full Allocation
1
3a
3b
3c
3d
3e
Non-Growth
Growth
4.0
3.0
2.0
1.0
0.0
-1.0
-2.0
-3.0
-4.0
4a
4b
4c
4d
4e
80/20
60/40
Non-Value and Non-Growth - Partial Allocation
Growth - Full Allocation
2
40/60
20/80
Non-Value

Zone	1	2	3a	3b	3c	3d	3e	4a	4b	4c	4d	4e
Style Characteristics	Value	Growth	Value/Growth	Value/Growth	Value/ Growth	Value/ Growth	Value/ Growth	Non-Value/ Non-Growth	Non-Value/ Non-Growth	Non-Value/ Non-Growth	Non-Value/ Non-Growth	Non-Value/ Non-Growth
Style Bias	Value	Growth	Value	Value-Bias	No Bias	Growth-Bias	Growth	Value	Value-Bias	No Bias	Growth-Bias	Growth
Initial VIF	1	0	1	0.65	0.5	0.35	0	1	0.65	0.5	0.35	0
Initial GIF	0	1	0	0.35	0.5	0.65	1	0	0.35	0.5	0.65	1

5. Allocating Securities to the Value and Growth Indices

The value and growth index of each country index comprising the MSCI Emerging Markets targets a 50% free float-adjusted market capitalization of the applicable country index. In order to achieve the 50% target, the style allocation process involves the following three steps: (i) sorting securities by distance from the origin in the style space; (ii) applying buffer rules and reassigning initial VIF and GIF, as appropriate; and (iii) achieving the 50% free float-adjusted market capitalization target by allocating securities to the value and growth index of each country index.

In the allocation process, first all securities are sorted by distance from the origin. The strength of the security style characteristics is measured by the distance from the origin. Therefore, the security with the strongest style characteristics is the one with the greatest distance from the origin. The distance from the origin equals the square root of the sum of the value z-score squared plus the growth z-score squared.

Next, the initial style inclusion factors for all existing constituents are reviewed based on buffer rules. According to the buffer rules, all securities that fall in the buffers will not change their current style inclusion factors and will remain in their current index or indexes, unless they need to be reassigned, if required, to meet the 50% target. Buffer rules help limit the index turnover caused by temporary migration of securities from one style index to the other and come into effect only at the semi-annual style index reviews.

The buffers are represented by a cross resulting from the overlap of a horizontal rectangle around the growth axis and a vertical rectangle around the value axis. The horizontal rectangle is defined by a value z-score between +/-

0.2 and a growth z-score between +/- 0.4 and the vertical rectangle is defined by a value z-score between +/- 0.4 and a growth z-score between +/- 0.2.

The allocation process starts by assigning to the appropriate style index the security that is the greatest distance away from the origin and hence possesses the strongest style characteristics, based on its initial VIF and GIF modified for buffers.

Allocating securities starting with those that are furthest away from the origin ensures that securities with the strongest style characteristics are allocated to their appropriate styles first. During the style allocation process, if two securities have the same distance, the security with a larger free float-adjusted market capitalization is allocated to its appropriate style index first.

The allocation process is stopped when adding a security to a particular style index results in the cumulative weight of that index exceeding the 50% free float-adjusted market capitalization representation target.

The security that stopped the allocation process is defined as the “middle security”. In this step, the allocation of the middle security is reviewed to determine how to best approximate the 50% target. If the middle security has a free float-adjusted market capitalization weight of less than 5% in the applicable country index, its free float-adjusted market capitalization is allocated to the relevant value index or growth index depending on which style index comes closest to the 50% target. If the middle security has a free float-adjusted market capitalization weight of more than 5% in the applicable country index, its free float-adjusted market capitalization can be partially allocated to the relevant value index and the relevant growth index in order to be closer to the 50% target. The VIF and GIF for a middle security can be either 1, 0.65, 0.5, 0.35 or 0. Depending on the outcome of the attribution of this middle security, neither the relevant value index nor the relevant growth index may reach the 50% target and therefore the attribution process may continue.

Once the 50% target is reached, all remaining securities are allocated or reallocated to the style index that has not yet reached the 50% target. Therefore, some securities may be allocated to a style index that is different from their initial style classification. However, as the allocation process starts with securities having the strongest style characteristics and the remaining securities that are reassigned have relatively less pronounced style characteristics, the impact on the relevant value index and the relevant growth index is expected to be modest.

Maintenance of the MSCI Emerging Markets Value Index and the MSCI Emerging Markets Growth Index

Each value index and growth index is maintained with the objective of reflecting the evolution of style segments within the applicable country index on a timely basis. In maintaining each value index and growth index, emphasis is also placed on its continuity and on minimizing unnecessary index turnover.

Maintaining each value index and growth index involves two main dimensions. The first is the style maintenance of constituents resulting from the review of the applicable value index and growth index, which takes place on a semi-annual basis. The second aspect involves changes driven by the underlying country indices that comprise the MSCI Emerging Markets Index, which include additions to and deletions from the applicable country indices, changes in foreign inclusion factors (“FIFs”), updates in number of shares and changes in industry classification, as a result of quarterly index reviews, annual full country index reviews and ongoing event-related changes.

The style index maintenance for value and growth indices can be described by the following two broad categories: (i) semi-annual style index review and (ii) style review outside of the semi-annual style index review.

Semi-Annual Style Index Review

The style index review of value and growth indices is conducted at the end of May and November, coinciding with the May annual index review and the November quarterly index review.

During the style index review, new value and growth z-scores are calculated for the pro forma country index constituents and, after applying the buffer rules, securities are allocated to the relevant value and growth indices, each targeting 50% of the free float-adjusted market capitalization within the applicable country index.

Values of the fundamental data used to determine style characteristics are maintained on a monthly basis. For the May and November semi-annual style index reviews, fundamental and forward looking data as of the end of March and the end of September are used respectively. The review date for market capitalization and prices is generally any one of the last 10 business days of April and October for the May and November semi-annual style index reviews, respectively. The prices from that same date are used for the calculation of the three price-based ratios used to determined value style characteristics.

Style Review Outside of the Semi-Annual Style Index Review

Style reviews outside the semi-annual style index reviews are conducted for new securities in cases of additions to the country indices that comprise the MSCI Emerging Markets Index.

For these securities, the style review involves the following:

1.	Determining the values of the eight style variables used to specify value and growth characteristics of affected securities using the latest available underlying fundamental and forward looking data;
2.

Calculating the z-scores of each style variable for affected securities using the previous daily free float-adjusted market capitalization weighted mean and standard deviation of the relevant style variables;

3.	Aggregating the style z-scores for the affected securities to determine their overall style characteristics; and
4.	Allocating the affected securities with the appropriate style inclusion factors without considering the buffer rules or the 50% free float-adjusted market capitalization target.

Additions of constituents to the MSCI Emerging Markets Value Index or the MSCI Emerging Markets Growth Index outside the regular index reviews can result from:

1.	Inclusions to the country indices that comprise the MSCI Emerging Markets Index during the February and August quarterly index reviews for the MSCI Emerging Markets Index; or
2.	Inclusions to the country indices that comprise the MSCI Emerging Markets Index due to M&As, spin-offs, large IPOs and other early inclusions, as applicable to the MSCI Emerging Markets Index.

Style reviews are conducted for new index constituents except in the following cases:

1.

When a non-constituent company acquires a constituent company and the constituent company’s securities are replaced by the securities of the acquiring company, the securities of the acquiring company will keep the style of the securities of the acquired company;

2.

When a constituent company merges with a non-constituent company and the merged company replaces the constituent company, the securities of the merged company will keep the style of the constituent securities before the merger;

3.

When two constituent companies merge and the merged company replaces the two constituent companies, the securities of the merged company will keep the style of the constituent securities to which it is historically linked; and

4.

When securities spun-off from existing constituents are considered for early inclusion at the time of the event and the spinning-off security is not deleted from the MSCI Emerging Markets Index, the spun-off securities will keep the style of the spinning-off security.

MSCI Emerging Markets Index

The MSCI Emerging Markets Index:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer; and
•	is sponsored, calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The MSCI Emerging Markets Index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets. Additional information about the MSCI Indices is available on the following website: msci.com/index-methodology. Daily closing level information for the MSCI Emerging Markets Index is available on the following website: msci.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

The MSCI Emerging Markets Index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this pricing supplement, Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The constituent stocks of the MSCI Emerging Markets Index are derived from the constituent stocks in the 27 MSCI standard single country indices for the emerging market countries listed above. The MSCI Emerging Markets Index is calculated in U.S. dollars on a price return basis. The MSCI Emerging Markets Index has a base date of December 31, 1987 and an initial value of 100.

Construction of the MSCI Emerging Markets Index

MSCI undertakes an index construction process at an individual market level, which involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for standard indices; and (v) classifying securities under the Global Industry Classification Standard. The MSCI Emerging Markets Index is a standard index, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe

(i)

Identifying Eligible Equity Securities: The equity universe of the MSCI Emerging Markets Index initially looks at securities listed in any of the countries in the MSCI Global Index series that are classified as “emerging markets”. All listed equity securities, including real estate investment trusts are eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.  Preferred shares that exhibit characteristics of equity securities are eligible.

(ii)

Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

(i)

Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe.  A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, the following is determined: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

(i)	Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:

(a)

Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•

First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•

Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•                  The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2020, the equity universe minimum size requirement was set at US$260,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

(b)

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(c)

Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market. Securities in the MSCI China equity universe will not be eligible for inclusion in the MSCI Emerging Markets Index if the security is suspended or has been suspended for 50 consecutive days or more in the past 12 months.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1)	Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).

(2)

Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas.  If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3)	Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above US$10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

(d)  Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

(e)  Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI Emerging Markets Index, outside of a quarterly or semi-annual index review.

(f)   Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Determining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•                  Investable Market Index (Large Cap + Mid Cap + Small Cap)

•                  Standard Index (Large Cap + Mid Cap)

•                  Large Cap Index

•                  Mid Cap Index

•                  Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For emerging market indices, the market coverage for a standard index is 42.5%. As of October 2020, the global minimum size range for an emerging market standard index is a full market capitalization of USD 1.83 billion to USD 4.21 billion.

Applying Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:

•                  If after the application of the index construction methodology, an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the index in order to reach the minimum number of required constituents.

•                  At subsequent index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Constituent index means any of the component country indices comprising the MSCI Emerging Markets Index.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.

Calculation Methodology for the MSCI Emerging Markets Index

The performance of the MSCI Emerging Markets Index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Maintenance of the MSCI Emerging Markets Index

In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes may be made by adding or deleting component securities. Currently, such changes in the MSCI Emerging Markets Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float-adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization meeting at least two-thirds of 1.8 times one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. Changes in number of shares and foreign inclusion factors resulting from primary equity offerings representing at least 5% of the security’s pre-event number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. MSCI implements pending number of shares and/or free float updates simultaneously with the event, unless the change in number of shares is less than 1% on a post-event number of shares basis, in which case it will be implemented at a subsequent index review. Changes in the number of shares smaller than 5% are implemented at a subsequent index review. Secondary offerings/block sales with sizes representing at least 5% of the security’s pre-event number of shares are implemented at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: corporate events that should have been implemented at the time of such event but  could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa: the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. As discussed above, small changes in the number of shares resulting from, for example, exercise of options or warrants and employee stock option plans, conversion of convertible bonds or other instruments (including periodic conversion of preferred stocks), conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodical conversion of a share class into another share class, exercise of over-allotment options, periodic share buybacks, the cancellation of shares, acquisition for shares of non-listed companies or assets, or other events that could not be implemented on or near the effective dates where no price adjustment factor is necessary, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the MSCI Emerging Markets Index . During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the MSCI Emerging Markets Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the MSCI Emerging Markets Index . The following MSCI Emerging Markets Index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the MSCI Emerging Markets Index at the time of the previous quarterly index review; the minimum size requirement for the MSCI Emerging Markets Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the MSCI Emerging Markets Index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.

The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

MSCI Emerging Markets Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs as well as deleting constituents that enter ineligible alert boards.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement between MSCI Inc. (“MSCI”) and GS Finance Corp.

The MSCI Indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by GS Finance Corp. Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY GS FINANCE CORP. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO NOTES OR THE ISSUER OR OWNER OF NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF UNDERLIER LINKED-NOTES, OWNERS OF NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI Japan Value Index (JPY)

The MSCI Japan Value Index (JPY) (the “index”):

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer; and
•

is sponsored, calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Japan Value Index (JPY) captures large and mid cap Japanese securities exhibiting overall value style characteristics. The value investment style characteristics for index construction are defined using three variables: (i) book value to price ratio, (ii) 12-month forward earnings to price ratio, and (iii) dividend yield. The index is a subset of the MSCI Japan Index (JPY) and is constructed from the constituents of the MSCI Japan Index (JPY). Therefore, common index attributes such as free float estimation, number of shares and industry classification are identical for constituents of the index and the MSCI Japan Index (JPY). Consequently, changes in the MSCI Japan Index (JPY) will have an impact on the MSCI Japan Value Index (JPY). Changes include additions, deletions, changes in foreign inclusion factors (“FIFs”), updates in number of shares and changes in industry classification. The MSCI Japan Value Index (JPY) is calculated in Japanese yen on a price return basis. As of April 21, 2021, the MSCI Japan Value Index (JPY) had 195 constituents. Additional information about the MSCI Japan Value Index (JPY) is available on the following website: msci.com/index-methodology. Daily closing level information for the MSCI Japan Value Index (JPY) is available on the following website: msci.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Top Ten Constituent Stocks by Weight as of April 21, 2021

Stock	Percentage (%)*
Toyota Motor Corp.	7.90%
Softbank Group Corp.	4.59%
Mitsubishi UFJ Fin Group	3.17%
KDDI	2.46%
Honda Motor Co.	2.36%
Sumitomo Mitsui Finl Group	2.22%
Softbank Corp.	1.86%
Mitsubishi Corp.	1.82%
Mitsui & Co.	1.68%
Miszuho Financial Group	1.65%

*Information on constituent stocks is available at msci.com/documents/

MSCI Japan Value Index (JPY) Stock Weighting by Sector as of April 21, 2021

Sectorǂ	Percentage (%)*
Communication Services	11.02%
Consumer Discretionary	19.36%
Consumer Staples	4.94%
Energy	1.05%
Financials	16.83%
Health Care	3.39%
Industrials	19.99%
Information Technology	8.36%
Materials	6.00%
Real Estate	6.75%
Utilities	2.32%

ǂ Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

*Information provided by MSCI.  Percentages may not sum to 100% due to rounding.

Constituents with Weights Equal to or in Excess of 5.5% of the MSCI Japan Value Index (JPY) as of April 21, 2021

Toyota Motor Corporation is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by this underlier stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the above-referenced underlier stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.

The graph below, except where otherwise indicated, shows the daily historical closing levels of Toyota Motor Corporation from January 1, 2016 through April 21, 2021, adjusted for corporate events, if applicable. We obtained the prices in the graph below using data from Bloomberg Financial Services, without independent verification. We have taken the description of the underlier stock issuer set forth below from publicly available information without independent verification.

According to publicly available information, Toyota Motor Corporation is an automotive company. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14948.

Historical Performance of Toyota Motor Corporation

Construction of the MSCI Japan Value Index (JPY)

Defining the Value and Growth Investment Styles

The MSCI Japan Value Index (JPY) is a subset of the MSCI Japan Index (JPY) and is constructed from the constituents of the MSCI Japan Index (JPY). For more information about the MSCI Japan Index (JPY), see “MSCI Japan Index (JPY)” below.

In constructing the MSCI Japan Value Index (JPY), MSCI adopted a two-dimensional framework for style segmentation in which value and growth securities are categorized using different attributes. In addition, multiple factors are used to identify value and growth characteristics.

The value investment style characteristics for index construction are defined using three variables: (i) book value to price ratio, (ii) 12-month forward earnings to price ratio, and (iii) dividend yield (collectively, the “value variables”).

The growth investment style characteristics for index construction are defined using five variables: (i) long-term forward earnings per share (“EPS”) growth rate, (ii) short-term forward EPS growth rate, (iii) current internal growth rate, (iv) long-term historical EPS growth trend, and (v) long-term historical sales per share (“SPS”) growth trend (collectively, the “growth variables”, and together with the value variables, the “style variables”).

Index Design

The objective of the MSCI style index methodology is to divide constituents of the MSCI Japan Index (JPY) into the MSCI Japan Value Index (JPY) and the MSCI Japan Growth Index (JPY), each targeting 50% of the free float-adjusted market capitalization of the parent index (in this case, the MSCI Japan Index (JPY)). When the MSCI Japan Value Index (JPY) and the MSCI Japan Growth Index (JPY) are combined together, the market capitalization of each constituent of the MSCI Japan Index (JPY) should be fully represented by the combination of the MSCI Japan Value Index (JPY) and the MSCI Japan Growth Index (JPY) and, at the same time, should not be “double-counted”. One security may, however, be represented in both the MSCI Japan Value Index (JPY) and the MSCI Japan Growth Index (JPY) at a partial weight.

Universe and Approach for Style Segmentation

The style index methodology is applied to the MSCI Japan Index (JPY) on a market by market basis. In defining markets, MSCI adopts a country approach in conducting the style segmentation of the value and growth indices. The MSCI Japan Value Index (JPY) and MSCI Japan Growth Index (JPY) are created by aggregating the value and growth segments of the MSCI Japan Index (JPY). The value and growth style classification and allocation is applied at the security level rather than at the company level.

Construction of the MSCI Japan Value Index (JPY) and the MSCI Japan Growth Index (JPY)

In order to achieve the index design objective, MSCI allocates securities in each country index that comprises the MSCI Japan Index (JPY) and their free float-adjusted market capitalizations to the value and growth versions of the applicable country index, during the semi-annual style index reviews that take place each May and November.

MSCI’s construction of the value and growth indices for each country index involves the following five steps:

6.	Determining the values of the style variables used to specify value and growth characteristics for each security;
7.	Calculating the z-scores of each style variable for each security;
8.	Aggregating the style z-scores for each security to determine the security’s overall style characteristics;
9.	Assigning initial style inclusion factors for each security; and
10.	Achieving the 50% free float-adjusted market capitalization target by allocating securities to the value and growth indices after applying buffer rules.

1. Determining the Values of the Style Variables Used to Specify Value and Growth Characteristics for Each Security

The MSCI Japan Value Index (JPY) and the MSCI Japan Growth Index (JPY) construction process begins by determining the style variables used to specify value and growth characteristics (described above).

For the growth variables, all securities of the same company have the same variable values for each of the five growth variables unless there is a difference in dividend payout, which will result in a difference in the current internal growth rate.

No long-term historical SPS growth trend is calculated for securities classified in the banks and diversified financials industry groups, other than securities classified in the multi-sector holdings and financial exchanges & data sub-industries, under the Global Industry Classification Standard (“GICS”).

2. Calculating the Z-Scores of Each Style Variable for Each Security

After computing the eight style variable values for each security, each of the values are standardized within each country index and assigned a z-score. Computing a z-score is a widely used method of standardizing a variable in order to combine it with other variables that may have a different unit of measurement or a different scale. Because it has a mean value of zero and a standard deviation of 1, the value of a z-score shows how many standard deviations a given value lies from the mean.

As part of the standardization process, outlier style variable values are winsorized (generally speaking, winsorization is a process to limit the impact of extreme values) to ensure that the market average values used to standardize the style variables are less affected by extreme values. To do this, for a given style variable, the values for all securities are first ranked in ascending order within each country index comprising the MSCI Japan Index (JPY). Missing values are excluded from the ranking. Then, for values that lie in the bottom 5th percentile rank or in the top 95th percentile rank, their value is set equal to the value of the 5th percentile ranked or 95th percentile ranked security, as applicable. This process is repeated for each of the eight style variables.

After winsorizing all eight style variables for each country index comprising the MSCI Japan Index (JPY), the z-score for each of the eight style variables for each security can be calculated using the free float-adjusted market capitalization weighted market mean and standard deviation of the relevant variable within the applicable country index.

The z-score for a given style variable equals (i) the winsorized style variable for a given security minus the free float-adjusted market capitalization weighted market mean using the winsorized style variables in the applicable country index comprising the MSCI Japan Index (JPY) divided by (ii) the free float-adjusted market capitalization weighted market standard deviation using the winsorized style variables in the applicable country index comprising the MSCI Japan Index (JPY).

3. Aggregating the Style Z-Scores for Each Security to Determine the Security’s Overall Style Characteristics

After standardizing each of the eight style variable values for each security, MSCI calculates a value z-score and a growth z-score for each security in the MSCI Japan Index (JPY). Value z-scores are computed by averaging the three value variable z-scores while growth z-scores are calculated by averaging the five growth variable z-scores (for the calculation of the growth z-score, the z-score for long-term forward EPS growth rate is given a double weight, as described below). The value z-score and the growth z-score of a security define its overall style characteristics and its positioning within the value and growth style space.

Calculating the Value Z-Score

To compute a value z-score, an equally weighted average of the three value variables’ z-scores is calculated. Only available variable z-scores are used and missing variable z-scores are excluded from the calculation.

Calculating the Growth Z-Score

For the calculation of the growth z-score, the z-score for long-term forward EPS growth rate is given a double weight, as it is the most systematically associated with the concept of growth and it captures growth style attributes relatively more effectively than other variables. When computing the growth z-score, missing variable z-scores are excluded from the calculation.

Identifying the Overall Style Characteristics

Using the style variables, value z-scores and growth z-scores are calculated and used to determine the overall style characteristics of each security in the MSCI Japan Index (JPY). In the two-dimensional framework, non-value does not necessarily mean growth, and vice versa. Additionally, some securities can exhibit both value and growth characteristics, while others may exhibit neither.

Hence, under the two-dimensional framework for style segmentation, a security can have the following four style characteristics:

5.	A security with a positive value z-score and a negative or zero growth z-score is situated in the value (and non-growth) quadrant as it exhibits clear value characteristics;

6.	A security with a negative or zero value z-score and a positive growth z-score is situated in the growth (and non-value) quadrant as it exhibits clear growth characteristics;

7.	A security with a positive value z-score and a positive growth z-score is situated in the value and growth quadrant as it exhibits both value and growth characteristics; and

8.

A security with a negative or zero value z-score and a negative or zero growth z-score is situated in the non-value and non-growth quadrant as it exhibits both non-value and non-growth characteristics.

Value Z-Score	Growth Z-Score	Style Characteristics
Positive	Negative or Zero	Value
Negative or Zero	Positive	Growth
Positive	Positive	Both Value and Growth
Negative or Zero	Negative or Zero	Neither Value nor Growth

4. Assigning Initial Style Inclusion Factors for Each Security

Based on the overall style characteristics, securities are assigned initial style inclusion factors. At this time, securities that exhibit both value and growth or neither value nor growth characteristics are also adjusted for dominant style.

Each security has two style inclusion factors, one for value, defined as the value inclusion factor (“VIF”), and the other for growth, defined as the growth inclusion factor (“GIF”), and they represent the proportion of a security’s free float-adjusted market capitalization that should be allocated to the value and/or growth indices. The sum of the VIF and the GIF is always equal to one. There are five possible values for the style inclusion factors: 1, 0.65, 0.5, 0.35 and 0.

For securities with style characteristics of both value and growth or neither value nor growth, their initial VIF and GIF can range between 0 and 1, depending on the contribution of the value (or non-growth, if the growth z-score is negative) and growth (or non-value, if the value z-score is negative) z-scores to the distance of a security from the origin.

The contribution of each style z-score to the distance from the origin is calculated as follows:

For securities where a style contribution of a positive style z-score (a negative style z-score) is at least 80% (less than 20%), that style is deemed to clearly dominate the other style. Such securities are allocated with an initial VIF or GIF of 1, depending on whether value (non-growth) or growth (non-value) contributed at least 80% (less than 20%) to the distance respectively. This is represented by the 80/20 line (20/80) in the below graph, which corresponds to the value z-score (growth z-score) representing twice the growth z-score (value z-score), i.e., representing a contribution of 80% of the total distance from the origin. Otherwise, if a style contribution ranges between more than 20% and less than 80%, the VIF and GIF are determined using the table below.

Zone	1	2	3a	3b	3c	3d	3e	4a	4b	4c	4d	4e
Style Characteristics	Value	Growth	Value/Growth	Value/Growth	Value/ Growth	Value/ Growth	Value/ Growth	Non-Value/ Non-Growth	Non-Value/ Non-Growth	Non-Value/ Non-Growth	Non-Value/ Non-Growth	Non-Value/ Non-Growth
Style Bias	Value	Growth	Value	Value-Bias	No Bias	Growth-Bias	Growth	Value	Value-Bias	No Bias	Growth-Bias	Growth
Initial VIF	1	0	1	0.65	0.5	0.35	0	1	0.65	0.5	0.35	0
Initial GIF	0	1	0	0.35	0.5	0.65	1	0	0.35	0.5	0.65	1

5. Allocating Securities to the Value and Growth Indices

The value and growth index of each country index comprising the MSCI Japan targets a 50% free float-adjusted market capitalization of the applicable country index. In order to achieve the 50% target, the style allocation process involves the following three steps: (i) sorting securities by distance from the origin in the style space; (ii) applying buffer rules and reassigning initial VIF and GIF, as appropriate; and (iii) achieving the 50% free float-adjusted market capitalization target by allocating securities to the value and growth index of each country index.

In the allocation process, first all securities are sorted by distance from the origin. The strength of the security style characteristics is measured by the distance from the origin. Therefore, the security with the strongest style characteristics is the one with the greatest distance from the origin. The distance from the origin equals the square root of the sum of the value z-score squared plus the growth z-score squared.

Next, the initial style inclusion factors for all existing constituents are reviewed based on buffer rules. According to the buffer rules, all securities that fall in the buffers will not change their current style inclusion factors and will remain in their current index or indexes, unless they need to be reassigned, if required, to meet the 50% target. Buffer rules help limit the index turnover caused by temporary migration of securities from one style index to the other and come into effect only at the semi-annual style index reviews.

The buffers are represented by a cross resulting from the overlap of a horizontal rectangle around the growth axis and a vertical rectangle around the value axis. The horizontal rectangle is defined by a value z-score between +/-

0.2 and a growth z-score between +/- 0.4 and the vertical rectangle is defined by a value z-score between +/- 0.4 and a growth z-score between +/- 0.2.

The allocation process starts by assigning to the appropriate style index the security that is the greatest distance away from the origin and hence possesses the strongest style characteristics, based on its initial VIF and GIF modified for buffers.

Allocating securities starting with those that are furthest away from the origin ensures that securities with the strongest style characteristics are allocated to their appropriate styles first. During the style allocation process, if two securities have the same distance, the security with a larger free float-adjusted market capitalization is allocated to its appropriate style index first.

The allocation process is stopped when adding a security to a particular style index results in the cumulative weight of that index exceeding the 50% free float-adjusted market capitalization representation target.

The security that stopped the allocation process is defined as the “middle security”. In this step, the allocation of the middle security is reviewed to determine how to best approximate the 50% target. If the middle security has a free float-adjusted market capitalization weight of less than 5% in the applicable country index, its free float-adjusted market capitalization is allocated to the relevant value index or growth index depending on which style index comes closest to the 50% target. If the middle security has a free float-adjusted market capitalization weight of more than 5% in the applicable country index, its free float-adjusted market capitalization can be partially allocated to the relevant value index and the relevant growth index in order to be closer to the 50% target. The VIF and GIF for a middle security can be either 1, 0.65, 0.5, 0.35 or 0. Depending on the outcome of the attribution of this middle security, neither the relevant value index nor the relevant growth index may reach the 50% target and therefore the attribution process may continue.

Once the 50% target is reached, all remaining securities are allocated or reallocated to the style index that has not yet reached the 50% target. Therefore, some securities may be allocated to a style index that is different from their initial style classification. However, as the allocation process starts with securities having the strongest style characteristics and the remaining securities that are reassigned have relatively less pronounced style characteristics, the impact on the relevant value index and the relevant growth index is expected to be modest.

Maintenance of the MSCI Japan Value Index (JPY) and the MSCI Japan Growth Index (JPY)

Each value index and growth index is maintained with the objective of reflecting the evolution of style segments within the applicable country index on a timely basis. In maintaining each value index and growth index, emphasis is also placed on its continuity and on minimizing unnecessary index turnover.

Maintaining each value index and growth index involves two main dimensions. The first is the style maintenance of constituents resulting from the review of the applicable value index and growth index, which takes place on a semi-annual basis. The second aspect involves changes driven by the MSCI Japan Index (JPY), which include additions to and deletions from the MSCI Japan Index (JPY), changes in foreign inclusion factors (“FIFs”), updates in number of shares and changes in industry classification, as a result of quarterly index reviews, annual full country index reviews and ongoing event-related changes.

The style index maintenance for value and growth indices can be described by the following two broad categories: (i) semi-annual style index review and (ii) style review outside of the semi-annual style index review.

Semi-Annual Style Index Review

The style index review of value and growth indices is conducted at the end of May and November, coinciding with the May annual index review and the November quarterly index review.

During the style index review, new value and growth z-scores are calculated for the pro forma country index constituents and, after applying the buffer rules, securities are allocated to the relevant value and growth indices, each targeting 50% of the free float-adjusted market capitalization within the applicable country index.

Values of the fundamental data used to determine style characteristics are maintained on a monthly basis. For the May and November semi-annual style index reviews, fundamental and forward looking data as of the end of March and the end of September are used respectively. The review date for market capitalization and prices is generally any one of the last 10 business days of April and October for the May and November semi-annual style index reviews respectively. The prices from that same date are used for the calculation of the three price-based ratios used to determined value style characteristics.

Style Review Outside of the Semi-Annual Style Index Review

Style reviews outside the semi-annual style index reviews are conducted for new securities that comprise the MSCI Japan Index (JPY).

For these securities, the style review involves the following:

5.	Determining the values of the eight style variables used to specify value and growth characteristics of affected securities using the latest available underlying fundamental and forward looking data;
6.

Calculating the z-scores of each style variable for affected securities using the previous daily free float-adjusted market capitalization weighted mean and standard deviation of the relevant style variables;

7.	Aggregating the style z-scores for the affected securities to determine their overall style characteristics; and
8.	Allocating the affected securities with the appropriate style inclusion factors without considering the buffer rules or the 50% free float-adjusted market capitalization target.

Additions of constituents to the MSCI Japan Value Index (JPY) or the MSCI Japan Growth Index (JPY) outside the regular index reviews can result from:

3.	Inclusions to the MSCI Japan Index (JPY) during the February and August quarterly index reviews for the MSCI Japan Index (JPY); or
4.	Inclusions to the MSCI Japan Index (JPY) due to M&As, spin-offs, large IPOs and other early inclusions, as applicable to the MSCI Japan Index (JPY).

Style reviews are conducted for new index constituents except in the following cases:

5.

When a non-constituent company acquires a constituent company and the constituent company’s securities are replaced by the securities of the acquiring company, the securities of the acquiring company will keep the style of the securities of the acquired company;

6.

When a constituent company merges with a non-constituent company and the merged company replaces the constituent company, the securities of the merged company will keep the style of the constituent securities before the merger;

7.

When two constituent companies merge and the merged company replaces the two constituent companies, the securities of the merged company will keep the style of the constituent securities to which it is historically linked; and

8.

When securities spun-off from existing constituents are considered for early inclusion at the time of the event and the spinning-off security is not deleted from the MSCI Japan Index (JPY), the spun-off securities will keep the style of the spinning-off security.

MSCI Japan Index (JPY)

The MSCI Japan Index (JPY):

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer; and
•	is sponsored, calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Japan Index (JPY) is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”). The MSCI Japan Index (JPY) is categorized by MSCI as a developed market index and is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in Japan’s equity market. The constituent stocks of the MSCI Japan Index (JPY) are selected from an eligible universe of equity securities listed on national Japanese stock exchanges including the Nagoya Stock Exchange, the Osaka Securities Exchange, the Tokyo Stock Exchange and the JASDAQ. The MSCI Japan Index (JPY) is calculated in Japanese yen on a price return basis. The MSCI Japan Index (JPY) was launched on December 31, 1969 at an initial value of 100. Additional information about the MSCI Japan Index (JPY) is available on the following website: msci.com/index-methodology. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Construction of the MSCI Japan Index (JPY)

MSCI undertakes an index construction process at an individual market level, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe; (iii) determining market capitalization size segments; (iv) applying index continuity rules for standard indices; and (v) classifying securities under the Global Industry Classification Standard. The MSCI Japan Index (JPY) is a standard index, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The equity universe for the MSCI Japan Index (JPY) initially looks at securities classified as belonging to Japan, which is classified as “developed markets”. All listed equity securities, including real estate investment trusts are eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.  Preferred shares that exhibit characteristics of equity securities are eligible.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

(i)

Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe.  A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country.

In order for a country to meet the foreign listing materiality requirement, the following is determined: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

(ii)	Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:

(a) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•

First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•

Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the

99% threshold defines the equity universe minimum size requirement.
•

The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2020, the equity universe minimum size requirement was set at US$260,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

(b) Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(c) Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1)	Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).
(2)

Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas.  If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3)	Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above US $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

(d) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in the MSCI Japan Index (JPY) by the company’s foreign inclusion factor.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

(e) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI Japan Index (JPY), outside of a quarterly or semi-annual index review.

(f) Minimum Foreign Room Requirement:  This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Determining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices, the market coverage for a standard index is 85%. As of October 2020, the global minimum size range for a developed market standard index is a full market capitalization of USD 3.66 billion to USD 8.42 billion.

Applying Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a developed market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index, and involves the following steps:

•

If after the application of the index construction methodology, a developed market standard index contains fewer than five securities, then the largest securities by free float-adjusted market capitalization are added to the MSCI Japan Index (JPY) in order to reach the minimum number of required constituents.

•

At subsequent index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.

Calculation Methodology for the MSCI Japan Index (JPY)

The performance of the MSCI Japan Index (JPY) is a free float weighted average of the Japanese yen values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, an announcement would be sent to clients with the related information. Closing prices are converted into Japanese yen, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Maintenance of the MSCI Japan Index (JPY)

In order to maintain the representativeness of the MSCI Japan Index (JPY), structural changes may be made by adding or deleting component securities. Currently, such changes in the MSCI Japan Index (JPY) may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

The MSCI Japan Index (JPY) is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Japan Index (JPY), emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the MSCI Japan Index (JPY) are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the MSCI Japan Index (JPY) as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future, or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float-adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization meeting at least two-thirds of 1.8 times one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. Changes in number of shares and foreign inclusion factors resulting from primary equity offerings representing at least 5% of the security’s pre-event number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. MSCI implements pending number of shares and/or free float updates simultaneously with the event, unless the change in number of shares is less than 1% on a post-event number of shares basis, in which case it will be implemented at a subsequent index review. Changes in the number of shares smaller than 5% are implemented at a subsequent index review. Secondary offerings/block sales with sizes representing at least 5% of the security’s pre-event number of shares are implemented at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the MSCI Japan Index (JPY) continues to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in the MSCI Japan Index (JPY) at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from the MSCI Japan Index (JPY) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: corporate events that should have been implemented at the time of such event but could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. As discussed above, small changes in the number of shares resulting from, for example, exercise of options or warrants and employee stock option plans, conversion of convertible bonds or other instruments (including periodic conversion of preferred stocks), conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodical conversion of a share class into another share class, exercise of over-allotment options, periodic share buybacks, the cancellation of shares, acquisition for shares of non-listed companies or assets, or other events that could not be implemented on or near the effective dates where no price adjustment factor is necessary, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining the MSCI Japan Index (JPY).

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the MSCI Japan Index (JPY). During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the MSCI Japan Index (JPY) is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the MSCI Japan Index (JPY). The following MSCI Japan Index (JPY) maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the MSCI Japan Index (JPY) at the time of the previous quarterly index review; the minimum size requirement for the MSCI Japan Index(JPY) is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the MSCI Japan Index (JPY) may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from the MSCI Japan Index (JPY) for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.

The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

MSCI Japan Index (JPY) maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs as well as deleting constituents that enter ineligible alert boards.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement between MSCI Inc. (“MSCI”) and GS Finance Corp.

The MSCI Indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by GS Finance Corp. Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY GS FINANCE CORP. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND

CALCULATED BY MSCI WITHOUT REGARD TO NOTES OR THE ISSUER OR OWNER OF NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF UNDERLIER LINKED-NOTES, OWNERS OF NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2016 through April 21, 2021. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the MSCI Emerging Markets Value Index and the MSCI Japan Value Index (JPY) are published to six decimal places by the underlier sponsor, Bloomberg Financial Services reports the levels of the MSCI Emerging Markets Value Index and the MSCI Japan Value Index (JPY) to fewer decimal places.

Historical Performance of the MSCI Emerging Markets Value Index

Historical Performance of the MSCI Japan Value Index (JPY)

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

●	a dealer in securities or currencies;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a bank;
●	a life insurance company;
●	a tax exempt organization;
●	a partnership;
●	a regulated investment company;
●	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
●	a person that owns a note as a hedge or that is hedged against interest rate risks;
●	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

●	a citizen or resident of the United States;
●	a domestic corporation;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective Non-United States holders of the notes should consult their tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for Non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-36 of the accompanying general terms supplement no. 2,012 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.35% of the face amount. GS&Co. will pay a fee of 0.1% from the concession to Axio Financial LLC in connection with its marketing efforts related to the offered notes. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We will deliver the notes against payment therefor in New York, New York on April 26, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,012, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,012, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,012, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$3,750,000

GS Finance Corp.

Index-Linked Notes due 2026

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC